UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2021
EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street,	Suite 200
Kansas City,	Missouri	64106
(Address of principal executive offices) (Zip Code)

(816)	472-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, par value $0.01 per share	EPR	New York Stock Exchange

5.75% Series C cumulative convertible preferred shares, par value $0.01 per share	EPR PrC	New York Stock Exchange

9.00% Series E cumulative convertible preferred shares, par value $0.01 per share	EPR PrE	New York Stock Exchange

5.75% Series G cumulative redeemable preferred shares, par value $0.01 per share	EPR PrG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02. Results of Operations and Financial Condition.

On July 13, 2021, EPR Properties (the "Company") issued a press release announcing resumption of its monthly cash dividend to its common shareholders following termination of the Covenant Relief Period as described below under Item 8.01 and providing an update on property openings and cash collections. The Company's press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 2.02.

The information set forth in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is being "furnished" and shall not be deemed "filed" for the purposes of or otherwise subject to liabilities under Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events.

As previously disclosed, the Company entered into a series of amendments to its credit agreement (the "Credit Agreement") governing its $1.0 billion senior unsecured revolving credit facility (the "Revolving Credit Facility") and senior unsecured term loan facility (the "Term Loan Facility") and its note purchase agreement (the "Note Purchase Agreement") governing the terms of its outstanding 4.35% Series A Notes due 2024 and its 4.56% Series B Notes due 2026 (collectively, the "Private Placement Bonds") to modify certain provisions of these agreements in light of the financial and operational impacts of the COVID-19 pandemic on the Company and its tenants and borrowers. The amendments to the Credit Agreement and the Note Purchase Agreement increased the applicable interest rate spreads and facility fee for the Revolving Credit Facility, increased the applicable interest rate spreads for the Term Loan Facility and increased the interest rates of the Private Placement Bonds during the "Covenant Relief Period" (as such term is defined in the Credit Agreement and Note Purchase Agreement). The amendments to the Credit Agreement and the Note Purchase Agreement also provided relief from compliance with certain financial covenants and imposed certain restrictions on the Company during the Covenant Relief Period, including limitations on certain investments, incurrences of indebtedness, capital expenditures, payment of dividends or other distributions and stock repurchases, and maintenance of a minimum liquidity amount, in each case subject to certain exceptions.

Under the Credit Agreement and Note Purchase Agreement, the Covenant Relief Period was scheduled to end on the earlier of (i) December 31, 2021, in the case of the Credit Agreement, and October 1, 2021 (subject to extension to January 1, 2022), in the case of the Note Purchase Agreement, and (ii) the date on which the Company provided notice electing to terminate the Covenant Relief Period, together with evidence that the Company would have been in compliance with the financial covenants under the Credit Agreement and Note Purchase Agreement at the end of the most recently ended fiscal quarter even if the Covenant Relief Period had not been in effect for such fiscal quarter.

On July 12, 2021, the Company provided notice under the Credit Agreement and Note Purchase Agreement of the Company's election to terminate the Covenant Relief Period early, together with the evidence described above of the Company's compliance with the applicable financial covenants for the quarter ended June 30, 2021. As a result, effective July 13, 2021, the increased interest rates under the Credit Agreement and Note Purchase Agreement described above returned to the previous levels under these agreements resulting in a reduction of approximately 100 basis points on the Revolving Credit Facility and Term Loan Facility and approximately 125 basis points on the Private Placement Bonds, in each case based on the Company's current credit ratings. In addition, the relief from compliance with certain financial covenants and certain additional restrictions imposed on the Company during the Covenant Relief Period under these agreements described above terminated effective July 13, 2021.

Following termination of the Covenant Relief Period, the Company resumed its monthly cash dividends to its common shareholders and its Board of Trustees declared a cash dividend of $0.25 per common share payable on August 16, 2021 to shareholders of record on July 30, 2021.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 13, 2021, issued by EPR Properties.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Executive Vice President, Treasurer and Chief Financial Officer
Date: July 13, 2021